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               ALLIANCE INSTITUTIONAL FUNDS, INC.


                   Plan pursuant to Rule 18f-3
            under the Investment Company Act of 1940


         This Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") of Alliance Institutional Funds, Inc. (the "Fund") sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing
and hereafter created portfolios.1   This Plan may be revised or
amended from time to time as provided below.

Class Designations

         The Fund2 may from time to time issue one or more of the following classes of shares: Class I shares and Class II shares. Each of the two classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in one or more prospectuses or statements of additional information through which such shares are issued, as from time to time in effect (collectively, the "Prospectus").

Class Characteristics

         Class I shares are offered at a public offering price that is equal to their net asset value ("NAV") without any initial sales charge, contingent deferred sales charge ("CDSC") or Rule 12b-1 fee.

         Class II shares are offered at their NAV, without an
initial sales charge or CDSC and may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the
Prospectus.
____________________

1. This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.

2. For purposes of this Plan, when the Fund has existing more than one portfolio pursuant to which multiple classes of shares are issued, then references in this Plan to the "Fund" shall be deemed to refer instead to each portfolio.



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Allocations to Each Class

         Expense Allocations

         The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Fund to the distributor or principal underwriter of the Fund's shares (the "Distributor"), and (ii) transfer agency costs attributable to each class. Subject to the approval of the Fund's Board of Directors, including a majority of the independent Directors, the following "Class Expenses" may be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class,3 (b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Fund), (e) litigation and other legal expenses relating to a specific class of shares, (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares, and (i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

         All expenses not now or hereafter designated as Class
Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

         However, notwithstanding the above, the Fund may
allocate all expenses other than Class Expenses on the basis of relative net assets (settled shares), as permitted by Rule 18f-
3(c)(2) under the Act.
____________________

3. For Class I shares, the expenses of preparation, printing and distribution of prospectuses and shareholder reports, as well as other distribution-related expenses, will be borne by the investment adviser of the Fund (the "Adviser") or the Distributor from their own resources.


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         Waivers and Reimbursements

         The Adviser or Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class
Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

         Income, Gains and Losses

         Income, and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

Conversion and Exchange Features

         Conversion Features

         Class I shares of the Fund automatically convert to Class II shares of the Fund during the calendar month following the month in which the Fund is informed or otherwise learns that the beneficial owner of the Class I shares has ceased to participate in a fee-based program or plan that satisfies the requirements to purchase Class I shares as described in the Prospectus or the shareholder is otherwise no longer eligible to purchase Class I shares as provided in the Prospectus.

         The conversion of Class I shares to Class II shares may be suspended if the opinion of counsel obtained by the Fund that the conversion does not constitute a taxable event under current federal income tax law is no longer available. Class I shares will convert into Class II shares on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge.

         In the event any material increase in payments authorized under the Rule 12b-1 Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to Class II shares is approved by the Class II shareholders, existing Class I shares will stop converting into Class II shares unless the Class I shareholders, voting separately as a class, approve the increase in such payments. Pending approval of such increase, or if such increase is not approved by the Class I shareholders, the Directors shall take such action as is necessary to ensure that existing Class I shares are exchanged or converted into a new class of shares ("New Class II") identical in all material respects to Class II shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to Class II shares.


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If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Class I shares for a new class of shares ("New Class I") identical to existing Class I shares, except that New Class I shares shall convert to New Class II shares. Exchanges or conversions described in this paragraph shall be effected in a manner that the Directors reasonably believe will not be subject to federal income taxation. Any additional cost associated with the creation, exchange or conversion of New Class I or New Class II shares shall be borne by the Adviser and the Distributor.
Class I shares sold after the implementation of the fee increase may convert into Class II shares subject to the higher maximum payment, provided that the material features of the Class II plan and the relationship of such plan to the Class I shares are disclosed in an effective registration statement.

         Exchange Features

         Shares of each class of a portfolio of the Fund generally will be permitted to be exchanged only for shares of the same class of another portfolio of the Fund and for Class A shares of any other Alliance Mutual Fund. All exchange features applicable to each class will be described in the Prospectus.

Dividends

         Dividends paid by the Fund with respect to its Class I and Class II shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

         Each share of a Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to the Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Class I and Class II shareholders will be considered as owners of separate classes with respect to voting to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Class II shares.







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Responsibilities of the Directors

         On an ongoing basis, the Directors will monitor the Fund for the existence of any material conflicts among the interests of the classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Directors

         The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph
(b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent Directors in the exercise of their fiduciary duties. At least annually, the Directors shall receive a report from an expert, acceptable to the Directors, (the "Expert"), with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The report of the Expert shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The Fund and the Adviser will take immediate corrective measures in the event of any irregularities reported by the Expert.












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Amendments

         The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.




Adopted by action of the Board of Directors this ___th day of
[                 ], 1997.


By: _____________________
    Edmund P. Bergan, Jr.
    Secretary






































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00250237.AC3